Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE
Contact:

Trevor Burns	Kate Walker
Investor Relations	Media Relations
trevor.burns@equifax.com	mediainquiries@equifax.com

Equifax Third Quarter Results Show Strong Execution Towards Strategic Priorities In Challenging Mortgage Market

ATLANTA, October 18, 2023 -- Equifax® (NYSE: EFX) today announced financial results for the quarter ended September 30, 2023.

•Third quarter 2023 revenue of $1.319 billion up 6% and up 6.5% in local currency against a weaker than expected mortgage market estimated to be down 29% based on Equifax mortgage credit inquiries and the strengthening U.S. dollar, which negatively impacted revenue. Excluding Brazil revenue of $23 million that was not included in July guidance, third quarter revenue of $1.296 billion was up 4% and up 5% in local currency.
•Strong execution of the 2023 Cloud spending reduction plan, delivering savings of $210 million and 2024 run rate savings of $275 million.
•Organic local currency non-mortgage revenue growth of 7% with strong new product innovation leveraging the Equifax Cloud and record New Product Vitality Index of 15%.
•Workforce Solutions non-mortgage revenue up a strong 11% from very strong Government growth. Total revenue up 3% due to challenging mortgage market.
•USIS revenue up 7%, with B2B non-mortgage revenue growth of 8% and strong 10% B2B Online non-mortgage revenue growth.
•International revenue grew 10% on a reported basis and 12% on a local currency basis, with organic local currency revenue growth of 3%.
•Closed the acquisition of Boa Vista Serviços, the second largest credit bureau in Brazil, which will expand Equifax capabilities in the large and fast-growing Brazilian market.
•Revising guidance down to reflect the impact of weaker than expected U.S. mortgage market and foreign exchange, partially offset by acquisition of Boa Vista Serviços. Reducing full year 2023 guidance at the midpoint to revenue of $5.256 billion and Adjusted EPS of $6.67 per share.

"Equifax executed well against our strategic priorities, our $210 million spending reduction plan, and earnings framework in the third quarter, despite lower than expected revenue principally due to a challenging mortgage market as well as foreign exchange. Revenue of $1.319 billion, including $23 million of revenue from the Boa Vista acquisition, was up 6% with Adjusted EPS of $1.76 per share up 2% versus last year. Equifax had strong organic local currency non-mortgage revenue growth of 7% from continued strong new product performance with a record New Product Vitality Index of 15%. However, throughout the quarter, we saw U.S. mortgage activity decline to levels below our expectations as interest rates increased, which impacted mortgage revenue in Workforce Solutions and USIS. Workforce Solutions delivered strong 11% non-mortgage revenue growth from very strong revenue growth in Government. USIS delivered a strong quarter, with strong B2B Online non-mortgage revenue growth of 10%, and International delivered total local currency revenue growth of 12% and organic local currency revenue growth of 3%.

In August, we closed the acquisition of Boa Vista Serviços, the second largest credit bureau in Brazil. This acquisition will expand Equifax capabilities in the large and fast-growing Brazilian market and add to our diverse International portfolio while giving Boa Vista Serviços access to our expansive global capabilities and cloud-native data, products, decisioning and analytical technology for the rapid development of new products and services, and expansion into new industries.” said Mark W. Begor, Equifax Chief Executive Officer.

“We are reducing full year 2023 guidance at the midpoint to revenue of $5.256 billion and Adjusted EPS guidance of $6.67 per share, a reduction of $44 million and $0.31 per share, respectively. The reduction in both revenue and Adjusted EPS are principally due to the weaker US mortgage market and the impact of foreign exchange partially offset by the benefit from our Boa Vista acquisition. We expect the weaker U.S. mortgage market at current high interest rates to continue in the fourth quarter, and we now expect full year Equifax mortgage credit inquiries to decline about 34%, which is down over 3 percentage points from our prior framework.

While the second half of 2023 has been challenging with the accelerated decline in the U.S. mortgage market, we are energized by the expected strong 13% non-mortgage revenue growth in the fourth quarter, which represents over 85% of Equifax revenue. We are confident in the future of the New Equifax as we move toward completion of our EFX Cloud and Data transformation, leveraging our new Cloud capabilities to accelerate new product roll-outs that ‘Only Equifax’ can provide which will drive growth in 2024 and beyond. We are energized about the New Equifax that will deliver higher margins and free cash flow."

Financial Results Summary

The company reported revenue of $1,319.1 million in the third quarter of 2023, up 6 percent compared to the third quarter of 2022 on a reported basis and up 7 percent on a local currency basis.

Net income attributable to Equifax of $162.2 million was down 2 percent in the third quarter of 2023 compared to $165.7 million in the third quarter of 2022.

Diluted EPS attributable to Equifax was $1.31 for the third quarter of 2023, down 2 percent compared to $1.34 in the third quarter of 2022.

Workforce Solutions third quarter results

•Total revenue was $577.2 million in the third quarter of 2023, up 3 percent compared to the third quarter of 2022. Operating margin for Workforce Solutions was 41.8 percent in the third quarter of 2023 compared to 41.3 percent in the third quarter of 2022. Adjusted EBITDA margin for Workforce Solutions was 50.9 percent in the third quarter of 2023 compared to 49.5 percent in the third quarter of 2022.
•Verification Services revenue was $459.3 million, up 1 percent compared to the third quarter of 2022.
•Employer Services revenue was $117.9 million, up 13 percent compared to the third quarter of 2022.

USIS third quarter results

•Total revenue was $426.0 million in the third quarter of 2023, up 7 percent compared to $397.4 million in the third quarter of 2022. Operating margin for USIS was 21.1 percent in the third quarter of 2023 compared to 20.6 percent in the third quarter of 2022. Adjusted EBITDA margin for USIS was 34.2 percent in the third quarter of 2023 compared to 34.1 percent in the third quarter of 2022.
•Online Information Solutions revenue was $348.2 million, up 11 percent compared to the third quarter of 2022.
•Mortgage Solutions revenue was $27.3 million, down 15 percent compared to the third quarter of 2022.
•Financial Marketing Services revenue was $50.5 million, down 1 percent compared to the third quarter of 2022.

International third quarter results

•Total revenue was $315.9 million in the third quarter of 2023, up 10 percent and 12 percent compared to the third quarter of 2022 on a reported and local currency basis, respectively. Operating margin for International was 12.7 percent in the third quarter of 2023, compared to 14.8 percent in the third quarter of 2022. Adjusted EBITDA margin for International was 26.2 percent in the third quarter of 2023, compared to 26.8 percent in the third quarter of 2022.
•Asia Pacific revenue was $85.5 million, down 2 percent and up 2 percent compared to the third quarter of 2022 on a reported and local currency basis, respectively.
•Europe revenue was $85.2 million, up 6 percent and down 2 percent compared to the third quarter of 2022 on a reported and local currency basis, respectively.

•Canada revenue was $65.1 million, down 2 percent and flat compared to the third quarter of 2022 on a reported and local currency basis, respectively.
•Latin America revenue was $80.1 million, up 48 percent and 62 percent compared to the third quarter of 2022 on a reported and local currency basis, respectively.

Adjusted EPS and Adjusted EBITDA Margin

•Adjusted EPS attributable to Equifax was $1.76 in the third quarter of 2023, up 2 percent compared to the third quarter of 2022.
•Adjusted EBITDA margin was 33.1 percent in the third quarter of 2023 compared to 32.5 percent in the third quarter of 2022.
•These financial measures exclude certain items as described further in the Non-GAAP Financial Measures section below.

2023 Fourth Quarter and Full Year Guidance(2)
	Q4 2023		FY 2023
	Low-End	High-End	Low-End	High-End
Reported Revenue	$1.307 billion	$1.327 billion	$5.246 billion	$5.266 billion
Reported Revenue Growth	9.1%	10.8%	2.4%	2.8%
Local Currency Growth (1)	9.7%	11.4%	3.4%	3.8%
Organic Local Currency Growth (1)	6.0%	7.7%	1.1%	1.5%
Adjusted Earnings Per Share	$1.72 per share	$1.82 per share	$6.62 per share	$6.72 per share
(1)Refer to page 8 for definitions.
(2)Fourth quarter and full year guidance includes Boa Vista Serviços revenue of $38 million and $61 million, respectively.

About Equifax

At Equifax (NYSE: EFX), we believe knowledge drives progress. As a global data, analytics, and technology company, we play an essential role in the global economy by helping financial institutions, companies, employers, and government agencies make critical decisions with greater confidence. Our unique blend of differentiated data, analytics, and cloud technology drives insights to power decisions to move people forward. Headquartered in Atlanta and supported by 14,000 employees worldwide, Equifax operates or has investments in 24 countries in North America, Central and South America, Europe, and the Asia Pacific region. For more information, visit Equifax.com.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call on October 19, 2023 at 8:30 a.m. (ET) via a live audio webcast. To access the webcast and related presentation materials, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which is diluted EPS attributable to Equifax adjusted (to the extent noted above for different periods) for acquisition-related amortization expense, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, fair value adjustment and gain on sale of equity investments, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs, gain on settlement of Canada pension plan, and adjustments to deferred tax balances. All adjustments are net of tax, with a reconciling item with the aggregated tax impact of the adjustments. This earnings release also presents (i) adjusted EBITDA and adjusted EBITDA margin which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items, (ii) local currency revenue change which is calculated by conforming 2023 results using 2022 exchange rates and (iii) organic local currency revenue growth which is defined as local currency revenue growth, adjusted to reflect an increase in prior year Equifax revenue from the revenue of acquired companies in the prior year period. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/Financial Information/Non-GAAP Financial Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, the U.S. mortgage market, economic conditions and effective tax rates. While the Company believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to, actions taken by us, including restructuring or strategic initiatives (including our technology, data and security cloud transformation, capital investments and asset acquisitions or dispositions), as well as developments beyond our control, including, but not limited to, changes in the U.S. mortgage market environment, as well as changes more generally in U.S. and worldwide economic conditions that materially impact consumer spending, such as rising interest rates and inflation, consumer debt and employment and the demand for Equifax’s products and services. Further deteriorations in economic conditions or interest rate increases could lead to a further or prolonged decline in demand for our products and services and negatively impact our business. It may also continue to impact financial markets and corporate credit markets which could adversely impact our access to financing or the terms of any financing. Other risk factors include the impact of our technology and security transformation and improvements in our information technology and data security infrastructure; changes in tax regulations; adverse or uncertain economic conditions and changes in credit and financial markets, such as rising interest rates and inflation; potential adverse developments in new and pending legal proceedings or government investigations; risks associated with our ability to comply with business practice commitments and similar obligations under settlement agreements and consent orders entered into in connection with the 2017 cybersecurity incident; economic, political and other risks associated with international sales and operations; risks relating to unauthorized access to data or breaches of confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error; changes in, and the effects of, laws and regulations and government policies governing or affecting our business, including, without limitation, our examination and supervision by the Consumer Financial Protection Bureau, a federal agency that holds primary responsibility for the regulation of consumer protection with respect to financial products and services in the U.S., oversight by the U.K. Financial Conduct Authority and Information Commissioner’s Office of our debt collections services and core credit reporting businesses in the U.K., oversight by the Office of Australian Information Commission, the Australian Competition and Consumer Commission and other regulatory entities of our credit reporting business in Australia and the impact of current privacy laws and regulations, including the European General Data Protection Regulation and the California Consumer Privacy Act, or any future privacy laws and regulations; federal or state responses to identity theft concerns; our ability to realize the anticipated strategic and financial benefits sought from acquisitions; our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies; timing and amount of capital expenditures; changes in capital markets and corresponding effects on the Company’s investments and benefit plan obligations; foreign currency exchange rates and earnings repatriation limitations; and the decisions of taxing authorities which could affect our effective tax rates. A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2022 including without limitation under the captions “Item 1. Business -- Governmental Regulation” and “-- Forward-Looking Statements” and “Item 1A. Risk Factors” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,
	2023	2022
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$1,319.1	$1,244.3
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	585.2	542.5
Selling, general and administrative expenses	333.1	318.0
Depreciation and amortization	154.4	140.9
Total operating expenses	1,072.7	1,001.4
Operating income	246.4	242.9
Interest expense	(62.8)	(47.1)
Other income, net	7.1	23.9
Consolidated income before income taxes	190.7	219.7
Provision for income taxes	(26.4)	(52.8)
Consolidated net income	164.3	166.9
Less: Net income attributable to noncontrolling interests including redeemable noncontrolling interests	(2.1)	(1.2)
Net income attributable to Equifax	$162.2	$165.7
Basic earnings per common share:
Net income attributable to Equifax	$1.32	$1.35
Weighted-average shares used in computing basic earnings per share	123.0	122.4
Diluted earnings per common share:
Net income attributable to Equifax	$1.31	$1.34
Weighted-average shares used in computing diluted earnings per share	123.9	123.3
Dividends per common share	$0.39	$0.39

EQUIFAX
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$412.6	$285.2
Trade accounts receivable, net of allowance for doubtful accounts of $18.3 and $19.1 at September 30, 2023 and December 31, 2022, respectively	967.9	857.7
Prepaid expenses	142.0	134.3
Other current assets	74.9	93.3
Total current assets	1,597.4	1,370.5
Property and equipment:
Capitalized internal-use software and system costs	2,428.2	2,139.1
Data processing equipment and furniture	286.3	281.4
Land, buildings and improvements	267.1	261.6
Total property and equipment	2,981.6	2,682.1
Less accumulated depreciation and amortization	(1,218.0)	(1,095.1)
Total property and equipment, net	1,763.6	1,587.0
Goodwill	6,730.8	6,383.9
Indefinite-lived intangible assets	95.1	94.8
Purchased intangible assets, net	1,903.9	1,818.5
Other assets, net	258.1	293.2
Total assets	$12,348.9	$11,547.9
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$501.0	$967.2
Accounts payable	190.7	250.8
Accrued expenses	267.1	229.0
Accrued salaries and bonuses	173.7	138.7
Deferred revenue	115.2	132.9
Other current liabilities	334.1	296.6
Total current liabilities	1,581.8	2,015.2
Long-term debt	5,500.4	4,820.1
Deferred income tax liabilities, net	468.8	460.3
Long-term pension and other postretirement benefit liabilities	97.7	100.4
Other long-term liabilities	215.6	178.6
Total liabilities	7,864.3	7,574.6
Redeemable noncontrolling interests	175.5	—
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at September 30, 2023 and December 31, 2022; Outstanding shares - 123.2 and 122.5 at September 30, 2023 and December 31, 2022, respectively	236.6	236.6
Paid-in capital	1,736.6	1,594.2
Retained earnings	5,524.5	5,256.0
Accumulated other comprehensive loss	(563.9)	(473.7)
Treasury stock, at cost, 65.5 and 66.2 shares at September 30, 2023 and December 31, 2022, respectively	(2,634.6)	(2,650.7)
Stock held by employee benefit trusts, at cost, 0.6 shares at September 30, 2023 and December 31, 2022	(5.9)	(5.9)
Total Equifax shareholders’ equity	4,293.3	3,956.5
Noncontrolling interests	15.8	16.8
Total shareholders' equity	4,309.1	3,973.3
Total liabilities, redeemable noncontrolling interests, and shareholders' equity	$12,348.9	$11,547.9

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2023	2022
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$417.2	$591.1
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	461.0	424.1
Stock-based compensation expense	61.3	50.4
Deferred income taxes	(67.9)	47.9
Gain on fair market value adjustment and gain on sale of equity investments	(13.8)	(20.2)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(86.4)	(133.6)
Other assets, current and long-term	(16.0)	(32.0)
Current and long term liabilities, excluding debt	39.3	(496.0)
Cash provided by operating activities	794.7	431.7
Investing activities:
Capital expenditures	(455.6)	(468.4)
Acquisitions, net of cash acquired	(276.0)	(437.5)
Cash received from divestitures	6.9	98.8
Cash used in investing activities	(724.7)	(807.1)
Financing activities:
Net short-term borrowings	(83.6)	(162.1)
Payments on long-term debt	(575.0)	—
Borrowings on long-term debt	872.9	749.3
Dividends paid to Equifax shareholders	(143.7)	(143.3)
Dividends paid to noncontrolling interests	(2.8)	(2.5)
Proceeds from exercise of stock options and employee stock purchase plan	18.6	13.5
Payment of taxes related to settlement of equity awards	(16.9)	(33.0)
Debt issuance costs	(6.0)	(5.4)
Cash provided by financing activities	63.5	416.5
Effect of foreign currency exchange rates on cash and cash equivalents	(6.1)	(24.1)
Increase in cash and cash equivalents	127.4	17.0
Cash and cash equivalents, beginning of period	285.2	224.7
Cash and cash equivalents, end of period	$412.6	$241.7

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(In millions)	Three Months Ended September 30,
					Local Currency	Organic Local Currency
Operating revenue:	2023	2022	$ Change	% Change	% Change (1)	% Change (2)
Verification Services	$459.3	$454.5	$4.8	1%		1%
Employer Services	117.9	104.4	13.5	13%		9%
Total Workforce Solutions	577.2	558.9	18.3	3%		3%
Online Information Solutions	348.2	314.4	33.8	11%		8%
Mortgage Solutions	27.3	32.1	(4.8)	(15)%		(15)%
Financial Marketing Services	50.5	50.9	(0.4)	(1)%		(1)%
Total U.S. Information Solutions	426.0	397.4	28.6	7%		5%
Asia Pacific	85.5	87.1	(1.6)	(2)%	2%	2%
Europe	85.2	80.7	4.5	6%	(2)%	(2)%
Canada	65.1	66.2	(1.1)	(2)%	—%	—%
Latin America	80.1	54.0	26.1	48%	62%	12%
Total International	315.9	288.0	27.9	10%	12%	3%
Total operating revenue	$1,319.1	$1,244.3	$74.8	6%	7%	4%

(1)Local currency revenue change is calculated by conforming 2023 results using 2022 exchange rates.

(2)Organic local currency revenue growth is defined as local currency revenue growth, adjusted to reflect an increase in prior year Equifax revenue from the revenue of acquired companies in the prior year period. This adjustment is made for 12 months following the acquisition.

2. What is the estimate of the change in overall U.S. Mortgage Market credit inquiry volume that is included in the 2023 fourth quarter and full year guidance provided?

The change year over year in total U.S. mortgage credit inquiries received by Equifax in the third quarter of 2023 was a decline of 29%. The guidance provided on page 3 assumes a change year over year in total U.S. Mortgage Market Credit inquiries received by Equifax in the fourth quarter of 2023 to be a decline of about 22%. For full year 2023, our guidance assumes a decline of about 34%.

3. In the third quarter of 2023, what was the revenue impact of foreign currency versus the July revenue guidance?

The strengthening of the U.S. dollar resulted in a lower third quarter of 2023 Equifax revenue from foreign currency exchange of $6 million versus the quarterly revenue guidance we provided in July 2023.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A. Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, defined as net income adjusted for acquisition-related amortization expense, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, fair value adjustment and gain on sale of equity investments, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs, gain on settlement of Canada pension plan, adjustments to deferred tax balances and aggregated tax impact of these adjustments:

	Three Months Ended September 30,
(In millions, except per share amounts)	2023	2022	$ Change	% Change
Net income attributable to Equifax	$162.2	$165.7	$(3.5)	(2)%
Acquisition-related amortization expense of certain acquired intangibles (1)	64.4	59.1	5.3	9%
Accrual for legal and regulatory matters related to the 2017 cybersecurity incident (2)	14.2	0.2	14.0	nm
Fair market value adjustment and gain on sale of equity investments (3)	0.2	(17.5)	17.7	nm
Foreign currency impact of certain intercompany loans (4)	(0.4)	(0.5)	0.1	(20)%
Acquisition-related costs other than acquisition amortization (5)	24.4	19.1	5.3	28%
Income tax effects of stock awards that are recognized upon vesting or settlement (6)	(0.3)	(0.2)	(0.1)	50%
Argentina highly inflationary foreign currency adjustment (7)	0.4	(0.2)	0.6	nm
Realignment of resources and other costs (8)	(2.3)	—	(2.3)	nm
Gain on settlement of Canada pension plan (9)	—	(2.2)	2.2	nm
Adjustments to deferred tax balances (10)	(28.2)	—	(28.2)	nm
Tax impact of adjustments (11)	(16.7)	(10.6)	(6.1)	58%
Net income attributable to Equifax, adjusted for items listed above	$217.9	$212.9	$5.0	2%
Diluted EPS attributable to Equifax, adjusted for the items listed above	$1.76	$1.73	$0.03	2%
Weighted-average shares used in computing diluted EPS	123.9	123.3

(1)During the third quarter of 2023, we recorded acquisition-related amortization expense of certain acquired intangibles of $64.4 million ($51.7 million, net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $12.7 million of tax is comprised of $16.7 million of tax expense net of $4.0 million of a cash income tax benefit. During the third quarter of 2022, we recorded acquisition-related amortization expense of certain acquired intangibles of $59.1 million ($48.1 million, net of tax). The $11.0 million of tax is comprised of $15.1 million of tax expense net of $4.1 million of a cash income tax benefit. See the Notes to this reconciliation for additional detail.

(2)During the third quarter of 2023, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $14.2 million primarily driven by our accrual for a penalty associated with resolution of the investigation of the incident by the Financial Conduct Authority in the United Kingdom. During the third quarter of 2022, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.2 million ($0.1 million, net of tax). See the Notes to this reconciliation for additional detail.

(3)During the third quarter of 2023, we recorded a loss on the fair market value adjustment of equity investments of $0.2 million ($0.1 million, net of tax). During the third quarter of 2022, we recorded an unrealized gain on the fair market value adjustment and gain on sale of equity investments of $17.5 million ($11.4 million, net of tax). The fair value adjustments were recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

(4)During the third quarter of 2023, we recorded a foreign currency gain on certain intercompany loans of $0.4 million. During the third quarter of 2022, we recorded a foreign currency gain on certain intercompany loans of $0.5 million. The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.

(5)During the third quarter of 2023, we recorded $24.4 million ($19.9 million, net of tax) for acquisition-related costs other than acquisition amortization. During the third quarter of 2022, we recorded $19.1 million ($14.4 million, net of tax) for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisition activity and were recorded in operating income. See the Notes to this reconciliation for additional detail.

(6)During the third quarter of 2023, we recorded a tax benefit of $0.3 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. During the third quarter of 2022, we recorded a tax benefit of $0.2 million related to the tax effects of deductions for stock compensation expense in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.

(7)Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers in 2018. During the third quarter of 2023 and 2022, we recorded a foreign currency loss of $0.4 million and a foreign currency gain of $0.2 million, respectively, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(8)During the third quarter of 2023, we recorded an adjustment of $2.3 million ($1.7 million, net of tax) to previous restructuring charges as we refined our estimate for the realignment of resources and other costs recorded in Q2 2023. See the Notes to this reconciliation for additional detail.

(9)During the third quarter of 2022, we recorded a gain on the settlement of Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

(10)During the third quarter of 2023, we recorded a tax benefit of $28.2 million related to the write off of a deferred tax liability related to our original investment in Boa Vista Serviços as a result of our purchase of the remaining interest in Boa Vista Serviços in the same quarter. See Notes to this reconciliation for additional detail.

(11)During the third quarter of 2023, we recorded the tax impact of adjustments of $16.7 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $12.7 million ($16.7 million of tax expense net of $4.0 million of cash income tax benefit), (ii) a tax adjustment of $0.1 million related to the fair market value adjustment of equity investments, (iii) a tax adjustment of $4.5 million related to acquisition-related costs other than acquisition amortization and (iv) a tax adjustment of $0.6 million related to the realignment of resources.

During the third quarter of 2022, we recorded the tax impact of adjustments of $10.6 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $11.0 million ($15.1 million of tax expense net of $4.1 million of cash income tax benefit), (ii) a tax adjustment of $0.1 million related to an accrual for legal and regulatory matters related to the 2017 cybersecurity incident, (iii) a tax adjustment of $6.1 million related to the gain on fair market value adjustment and gain on sale of equity investment, (iv) a tax adjustment of $4.7 million related to acquisition-related costs other than acquisition amortization and (v) a tax adjustment of $0.9 million related to the gain on settlement of Canada pension plan.

B. Reconciliation of net income attributable to Equifax to adjusted EBITDA, defined as net income excluding income taxes, interest expense, net, depreciation and amortization expense, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, fair value adjustment and gain on sale of equity investments, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs, gain on settlement of Canada pension and presentation of adjusted EBITDA margin:

	Three Months Ended September 30,
(in millions)	2023	2022	$ Change	% Change
Revenue	$1,319.1	$1,244.3	$74.8	6%

Net income attributable to Equifax	$162.2	$165.7	$(3.5)	(2)%
Income taxes	26.4	52.8	(26.4)	(50)%
Interest expense, net*	56.6	46.6	10.0	21%
Depreciation and amortization	154.4	140.9	13.5	10%
Accrual for legal and regulatory matters related to 2017 cybersecurity incident (1)	14.2	0.2	14.0	nm
Fair market value adjustment and gain on sale of equity investments (2)	0.2	(17.5)	17.7	nm
Foreign currency impact of certain intercompany loans (3)	(0.4)	(0.5)	0.1	(20)%
Acquisition-related amounts other than acquisition amortization (4)	24.4	19.1	5.3	28%
Argentina highly inflationary foreign currency adjustment (5)	0.4	(0.2)	0.6	nm
Realignment of resources and other costs (6)	(2.3)	—	(2.3)	nm
Gain on settlement of Canada pension plan (7)	—	(2.2)	2.2	nm
Adjusted EBITDA, excluding the items listed above	$436.1	$404.9	$31.2	8%
Adjusted EBITDA margin	33.1%	32.5%

nm - not meaningful
*Excludes interest income of $6.2 million in 2023 and $0.5 million 2022.

(1)During the third quarter of 2023, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $14.2 million primarily driven by our accrual for a penalty associated with resolution of the investigation of the incident by the Financial Conduct Authority in the United Kingdom. During the third quarter of 2022, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.2 million ($0.1 million, net of tax). See the Notes to this reconciliation for additional detail.

(2)During the third quarter of 2023, we recorded a loss on the fair market value adjustment of equity investments of $0.2 million ($0.1 million, net of tax). During the third quarter of 2022, we recorded an unrealized gain on the fair market value adjustment and gain on sale of equity investments of $17.5 million ($11.4 million, net of tax). The fair value adjustments were recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

(3)During the third quarter of 2023, we recorded a foreign currency gain on certain intercompany loans of $0.4 million. During the third quarter of 2022, we recorded a foreign currency gain on certain intercompany loans of $0.5 million. See the Notes to this reconciliation for additional detail.

(4)During the third quarter of 2023, we recorded $24.4 million ($19.9 million, net of tax) for acquisition-related costs other than acquisition amortization. During the third quarter of 2022, we recorded $19.1 million ($14.4 million, net of tax) for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisition activity and were recorded in operating income. See the Notes to this reconciliation for additional detail.

(5)Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers in 2018. During the third quarter of 2023 and 2022, we recorded a foreign currency loss of $0.4 million and a foreign currency gain of $0.2 million, respectively, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(6)During the third quarter of 2023, we recorded an adjustment of $2.3 million ($1.7 million, net of tax) to previous restructuring charges as we refined our estimate for the realignment of resources and other costs recorded in Q2 2023. See the Notes to this reconciliation for additional detail.

(7)During the third quarter of 2022, we recorded a gain on the settlement of Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

C. Reconciliation of operating income by segment to Adjusted EBITDA, excluding depreciation and amortization expense, other income, net, noncontrolling interest, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, fair value adjustment and gain on sale of equity investments, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs, gain on settlement of Canada pension and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three Months Ended September 30, 2023
	Workforce Solutions	U.S. Information Solutions	International	General Corporate Expense	Total

Revenue	$577.2	$426.0	$315.9	—	$1,319.1
Operating income	241.2	89.7	40.2	(124.7)	246.4
Depreciation and amortization	44.2	51.1	39.7	19.4	154.4
Other income, net*	—	(0.2)	1.9	(0.8)	0.9
Noncontrolling interest	—	—	(2.1)	—	(2.1)
Adjustments (1)	8.3	5.2	3.2	19.8	36.5
Adjusted EBITDA	$293.7	$145.8	$82.9	$(86.3)	$436.1
Operating margin	41.8%	21.1%	12.7%	nm	18.7%
Adjusted EBITDA margin	50.9%	34.2%	26.2%	nm	33.1%

nm - not meaningful
*Excludes interest income of $5.7 million in International and $0.5 million in General Corporate Expense.

(In millions)	Three Months Ended September 30, 2022
	Workforce Solutions	U.S. Information Solutions	International	General Corporate Expense	Total

Revenue	$558.9	$397.4	$288.0	—	$1,244.3
Operating income	231.0	82.0	42.5	(112.6)	242.9
Depreciation and amortization	40.2	49.6	32.6	18.5	140.9
Other income, net*	—	1.0	10.1	12.3	23.4
Noncontrolling interest	—	—	(1.2)	—	(1.2)
Adjustments (1)	5.3	3.0	(6.7)	(2.7)	(1.1)
Adjusted EBITDA	$276.5	$135.6	$77.3	$(84.5)	$404.9
Operating margin	41.3%	20.6%	14.8%	nm	19.5%
Adjusted EBITDA margin	49.5%	34.1%	26.8%	nm	32.5%

nm - not meaningful
*Excludes interest income of $0.5 million in International.

(1)During the third quarter of 2023, we recorded pre-tax expenses of $14.2 million for an accrual for legal and regulatory matters related to the 2017 cybersecurity incident, a $0.2 million loss on the fair value adjustment of equity investments, a $0.4 million foreign currency gain on certain intercompany loans, $24.4 million for acquisition-related costs other than acquisition amortization, a foreign currency loss of $0.4 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy and $2.3 million of an adjustment to previous restructuring charges as we refined our estimate for the realignment of resources and other costs recorded in Q2 2023.

During the third quarter of 2022, we recorded pre-tax expenses of $0.2 million for accrual for legal and regulatory matters related to the 2017 cybersecurity incident, a $17.5 million unrealized gain on the fair value adjustment and gain on sale of equity investments, a $0.5 million foreign currency gain on certain intercompany loans, $19.1 million in acquisition-related costs other than acquisition amortization, a $0.2 million foreign currency gain related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy and a gain of $2.2 million on the settlement of Canada pension plan.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Acquisition-related amortization expense - During the third quarter of 2023 and 2022, we recorded acquisition-related amortization expense of certain acquired intangibles of $64.4 million ($51.7 million, net of tax) and $59.1 million ($48.1 million, net of tax), respectively. We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization and other items that are not comparable allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Accrual for legal and regulatory matters related to the 2017 cybersecurity incident - Accrual for legal and regulatory matters related to the 2017 cybersecurity incident includes legal fees to respond to subsequent litigation and government investigations for both periods presented. During the third quarter of 2023, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $14.2 million primarily driven by our accrual for a penalty associated with resolution of the investigation of the incident by the Financial Conduct Authority in the United Kingdom. During the third quarter of 2022, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.2 million ($0.1 million, net of tax). Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Fair market value adjustment and gain on sale of equity investments - During the third quarter of 2023, we recorded a $0.2 million ($0.1 million, net of tax) loss related to adjusting our investment in Brazil to fair value at the date of the acquisition. On August 7, 2023, we purchased the remaining interest of our equity investment in Brazil. The investment in Brazil has a readily determinable fair value and the carrying value of the investment was adjusted to fair value as of the close date, resulting in a loss. Prior to the acquisition, the investment in Brazil was adjusted to fair value at the end of each reporting period, with unrealized gains or losses recorded within the Consolidated Statements of Income in Other income, net. During the third quarter of 2022 we recorded a $17.5 million ($11.4 million, net of tax) unrealized gain related to adjusting our investment in Brazil to fair value and gain related to the sale of an equity method investment. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2023 and 2022, since the non-operating gains or losses are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Foreign currency impact of certain intercompany loans - During the third quarter of 2023 and 2022, we recorded a gain of $0.4 million and $0.5 million, respectively, related to foreign currency impact of certain intercompany loans. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Acquisition-related costs other than acquisition amortization - During the third quarter of 2023 and 2022, we recorded $24.4 million ($19.9 million, net of tax) and $19.1 million ($14.4 million, net of tax), respectively, for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisitions and were recorded in operating income. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting, and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - During the third quarter of 2023, we recorded a tax benefit of $0.3 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. During the third quarter of 2022, we recorded a tax benefit of $0.2 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2023 and 2022 because these amounts are non-operating and relate to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Argentina highly inflationary foreign currency adjustment - Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. We recorded a foreign currency loss of $0.4 million and a foreign currency gain of $0.2 million during the third quarter of 2023 and 2022, respectively, as a result of remeasuring the peso denominated monetary assets and liabilities due to Argentina being highly inflationary. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjustment related to the realignment of resources and other costs - During the third quarter of 2023, we recorded an adjustment of $2.3 million ($1.7 million, net of tax) to previous restructuring charges as we refined our estimate for the realignment of resources and other costs recorded in Q2 2023. Management believes excluding this adjustment from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2023, since the adjustment is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Gain on settlement of Canada pension plan - During the third quarter of 2022, we recorded an gain on the settlement of our Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income.

Adjustments to deferred tax balances - During the third quarter of 2023, we recorded a tax benefit of $28.2 million related to the write off of a deferred tax liability related to our original investment in Boa Vista Serviços as a result of our purchase of the remaining interest in Boa Vista Serviços in the same quarter. We determined the deferred tax balance should no longer be recorded as a result of our purchase of the remaining interest in Boa Vista Serviços during the third quarter of 2023. Management believes excluding this tax effect from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2023, since this tax benefit is not comparable among the periods. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and EBITDA margin - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.